Exhibit 99.1
FROM:
Newtek Business Services Corp.
http://www.thesba.com
Investor Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@thesba.com
Public Relations
Contact: Simrita Singh
Telephone: (212) 356-9566 / ssingh@thesba.com

Newtek Business Services Corp. Reports 2015 Common Stock Dividend Tax Allocation

Company to Hold Analyst and Shareholder Conference Call Wednesday, February 3, 2016 at 8am ET to Comment on Today’s Release and 2015 Performance

NEW YORK, February 1, 2016 - Newtek Business Services Corp. (“Newtek” or the “Company”) (NASDAQ: NEWT), an internally managed business development company (“BDC”), today announced the calculation of the dividend tax status for its dividends paid in 2015. The Company announced that 35.8% of the regular quarterly cash dividends paid in 2015 will be reported as qualified dividends with a preferential tax rate with the remaining 63.6% reported as ordinary dividends. The fourth quarter dividend of $0.40 per share that was paid on January 19, 2016 will be allocated to the 2016 tax year. In addition, as previously disclosed by the Company, 100% of the special dividend of $2.69 per share, which was paid on December 31, 2015, will be reported as a qualified dividend.

		Distribution	Ordinary	Qualified	Long term
Record date	Payment date	amount	Dividends	Dividends	capital gain	Total
3/30/2015	4/13/2015	$0.39	74.9%	23.4%	1.7%	100.0%
6/29/2015	7/15/2015	$0.47	64.6%	35.4%	0.0%	100.0%
10/22/2015	11/3/2015	$0.50	51.3%	48.7%	0.0%	100.0%
11/18/2015	12/31/2015	$2.69	0.0%	100.0%	0.0%	100.0%

	Ordinary	Qualified	Long term
2015 Summary:	Dividends	Dividends	capital gain	Total
Quarterly cash dividends	63.60%	35.84%	0.56%	100.0%
Special dividend	0.0%	100.0%	0.0%	100.0%

Barry Sloane, President, Chairman and Chief Executive Officer of Newtek said, “Newtek has a differentiated BDC model in the market which we believe offers a significant opportunity for retail and institutional investors. We realize the additional shares issued in connection with the payment of our special dividend has created some confusion in the market, and understanding the existing opportunity that our differentiated model offers requires additional diligence and research on the part of the investor. We believe we had a successful first year as a BDC in 2015. Our investors received an approximate 25% total return for the full year 2015 including $1.36 per share in three quarterly cash dividends and a one-time $2.69 per share special dividend paid in 2015 (not including the fourth quarter 2015 dividend which was paid in January of 2016). In addition, Newtek’s three-year total return was 88.4% as of December 31, 2015. We paid our one-time special dividend, totaling approximately $34 million on December 31, 2015 to shareholders of record on November 18, 2015 in order to elect regulated investment company status in 2015. As a result of the special dividend, shareholders of record on November 18, 2015 received at least 13% additional new shares, depending on their election, in connection with the special dividend. And while this increased our total outstanding share count, investors that continue to hold these shares will be eligible to receive future quarterly cash dividends.”

Mr. Sloane continued, “We are currently forecasting a 4.3% year-over-year increase in our full year 2016 dividend to $21.8 million, or $1.50 per share, compared to $20.9 million in 2015 ($1.50 per share is based on 14.5 million shares outstanding and does not include the fourth quarter dividend of $0.40 per share which was paid on January 19, 2016). Finally, we anticipate paying four quarterly cash dividends in 2016. As a result, during 2016 investors will receive five cash payments which include the four quarterly forecasted dividends in 2016 which is anticipated to equal an annual dividend of $1.50 per share and the fourth quarter dividend of $0.40 per share which was paid in January.”

Mr. Sloane concluded, "We believe our differentiated BDC model should be analyzed as a prospective investment distinctly from the typical BDC model. We are an internally managed BDC that owns and operates its portfolio companies, and have managed these portfolio companies in most cases for over 10 years. Historically, our portfolio companies have provided a reoccurring stream of revenue that is not typically credit sensitive. In 2015, not including the special dividend, approximately 38% of our taxable income was generated through dividends received from our controlled portfolio companies, which were taxed at the corporate level before being paid to the Company. Our controlled portfolio companies include, but are not limited to, Newtek Merchant Solutions, Newtek Technology Solutions, Premier Payments, Small Business Lending, Newtek Business Credit, Newtek Payroll Services and Newtek Insurance Agency. We believe our portfolio companies as a whole will continue to provide reoccurring revenues to the Company. In addition, over the past 12 years we have sold the guaranteed portions of our SBA 7(a) loan investments which have yielded stable reoccurring realized gains which, in recent years, have grown significantly. For example, over the five-year period from 2011 through 2015 we have seen our realized gains from the sale of the guaranteed portions of our SBA 7(a) loans increase from $12.5 million in 2011 to an estimated $29.6 million in 2015.”

Shareholders should consult their own tax advisors concerning the U.S. federal tax treatment of dividends reported as qualified dividends in light of their unique circumstances.

Analyst and Shareholder Conference Call

The Company’s Chairman, President and Chief Executive Officer, Barry Sloane, will host an analyst and shareholder conference call on Wednesday, February 3, 2016 at 8:00am ET, to discuss the mechanics of today’s announcement, 2015 performance and 2016 dividend guidance. The live conference call can be accessed by dialing (877) 303-6993 or (760) 666-3611. A live webcast and corresponding presentation of the call will be available in the ‘Events & Presentations’ section of the Investor Relations portion of Newtek’s website at http://investor.newtekbusinessservices.com/events.cfm with a replay of the webcast available following the live presentation.

About Newtek Business Services Corp.

Newtek Business Services Corp., The Small Business Authority®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business services and financial products under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to over 100,000 SMB accounts across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies products and services include: Business Lending, Electronic Payment Processing, Managed Technology Solutions (Cloud Computing), eCommerce, Accounts Receivable Financing, The Secure Gateway, The Newtek Advantage™, Insurance Services, Web Services, Data Backup, Storage and Retrieval and Payroll.
The Small Business Authority® is a registered trade mark of Newtek Business Services Corp., and neither are a part of or endorsed by the U.S. Small Business Administration.

Note Regarding Forward Looking Statements
This press release contains certain forward-looking statements. Words such as “projects,” “believes,” “plans,” “intends,” “expects,” “forecast,” “continuing”, “potentially”, “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/.

For more information, please visit the following website:

www.thesba.com

Contacts:

Newtek Business Services Corp.
Barry Sloane
Chairman and CEO
212-356-9500
bsloane@thesba.com

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